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                                  SCHEDULE 14A

                            SCHEDULE 14A INFORMATION
                   PROXY STATEMENT PURSUANT TO SECTION 14(a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:
[ ]  Preliminary Proxy Statement
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                             Comair Holdings, Inc.
                ------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                             Comair Holdings, Inc.
                ------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):
[X]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

      1) Title of each class of securities to which transaction applies:

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      2) Aggregate number of securities to which transaction applies:

         -----------------------------------------------------------------------
      3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: (1)

         -----------------------------------------------------------------------
      4) Proposed maximum aggregate value of transaction:

         -----------------------------------------------------------------------
(1) Set forth the amount on which the filing fee is calculated and state how it was determined.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      1) Amount Previously Paid:

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      2) Form, Schedule or Registration Statement No.:

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      3) Filing Party:

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      4) Date Filed:

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
                             COMAIR HOLDINGS, INC.
                                 P.O. Box 75021
                             Cincinnati, Ohio 45275
                                  606/767-2550

                                                                    July 1, 1996

Dear Shareholder:

         The Annual Meeting of Shareholders will be held at 10:00 a.m., Eastern Daylight Time, on Tuesday, August 6, 1996 at the Radisson Inn, Cincinnati/Northern Kentucky International Airport, Hebron, Kentucky 41048. The formal Notice of Annual Meeting of Shareholders and Proxy Statement are attached. I hope that you will be able to attend and participate in the meeting, at which time I will have the opportunity to review the business and operations of Comair Holdings, Inc. Company officers and directors will also be available to discuss our business with you.

         The matters to be acted upon by our shareholders are set forth in the Notice of Annual Meeting of Shareholders. It is important that your shares be represented and voted at the meeting. Accordingly, after reading the attached Proxy Statement, please sign, date and return the enclosed proxy card. Your vote is important regardless of the number of shares you own.


                                        Sincerely yours,

                                        David R. Mueller
                                        Chairman of the Board
                                        Chief Executive Officer

                             Comair Holdings, Inc.

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                 August 6, 1996

                                             July 1, 1996

To The Shareholders:

         NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Comair Holdings, Inc., a Kentucky corporation (the "Company"), will be held at the Radisson Inn, Cincinnati/Northern Kentucky International Airport, Hebron, Kentucky 41048 on August 6, 1996 at 10:00 a.m., Eastern Daylight Time, for the following purposes:

     (1)   To elect three Class B directors to serve for a term of three years.

     (2) To ratify the selection of Arthur Andersen LLP as independent public accountants for fiscal year 1997.

     (3) To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

                                        By Order of the Board of Directors

                                        David R. Mueller
                                        Chairman of the Board
                                        Chief Executive Officer

PLEASE FILL IN, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE RETURN ENVELOPE FURNISHED FOR THAT PURPOSE AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING. IF YOU LATER DESIRE TO REVOKE YOUR PROXY FOR ANY REASON, YOU MAY DO SO IN THE MANNER DESCRIBED IN THE ENCLOSED PROXY STATEMENT.

                             Comair Holdings, Inc.
                                 P.O. Box 75021
                             Cincinnati, Ohio 45275

                                PROXY STATEMENT

                         ANNUAL MEETING OF SHAREHOLDERS

                                 August 6, 1996

         The accompanying proxy is solicited by the Board of Directors of Comair Holdings, Inc. (the "Company") to be voted at the Annual Meeting of Shareholders to be held August 6, 1996, and any adjournment or adjournments thereof. The Company will pay the cost of soliciting proxies. When such proxy is properly executed and returned, the shares it represents will be voted at the meeting as directed. If no specification is indicated, the shares will be voted as recommended by the Board of Directors. Any shareholder giving a proxy has the power to revoke it prior to its exercise by notice of revocation to the Company in writing, by voting in person at the Annual Meeting, or by execution of a proxy bearing a later date.

         With respect to the election of directors, and ratification of accountants, the vote required is a majority of shares actually voted. Therefore, abstentions and broker non-votes will have no effect.

         The shares entitled to vote at the meeting consist of shares of Common Stock of the Company, with each share entitling the holder of record to one vote. The record date for determining the shares entitled to vote at the meeting is June 19, 1996. As of May 31, 1996, there were 44,442,386 outstanding shares of Common Stock. This Proxy Statement and the accompanying form of proxy are first being sent to the shareholders on or about July 1, 1996.

                             ELECTION OF DIRECTORS

Nominees and Directors.

         At the Annual Meeting, unless a contrary direction is indicated, a properly executed proxy card will be voted for the election of nominees named below as directors of the Company for terms continuing until the Annual Meeting of Shareholders in 1999, or until their successors have been elected. If any of the nominees are unable or unwilling to serve as a director, the proxies will be voted for the election of such person as shall be designated by the persons named in the proxy. The Company has no reason to believe that any nominee to the Board of Directors will be unable to serve as a director if elected.

         In voting to elect directors, shareholders are entitled to cumulate their votes. Shareholders are entitled to cast the number of votes equal to the number of directors to be elected multiplied by the number of shares held and to distribute such votes among as many candidates as the shareholder sees fit. The proxy being solicited by the Board of Directors includes the right to vote cumulatively on the election of directors. The Board of Directors does not intend to exercise such authority unless it is invoked by another shareholder. Any shareholder invoking cumulative voting must be present in person or represented by a proxy other than the proxy being solicited by the Board of Directors.

         The three nominees receiving the highest number of votes cast for the positions to be filled will be elected.

         Set forth below is certain information about the Company's nominees to the Board of Directors, the directors whose term of office continues and executive officers who are not directors.

                                                     AMOUNT AND NATURE OF
                                                 BENEFICIAL OWNERSHIP AS OF
                                                       MAY 31, 1996 (A)
                                                       ----------------
                                                   SHARES OF COMMON STOCK
                                                   ----------------------
NAME, POSITION WITH THE COMPANY                 TERM     NUMBER      PERCENT
OR PRINCIPAL OCCUPATION, AND AGE               EXPIRES  OF SHARES    OF CLASS
- --------------------------------               -------  ---------    --------

                              Nominees For Election

Maurice W. Worth (b)                            1996      4,800         *
Executive Vice President
Customer Service
Delta Air Lines, Inc., 55

Peter H. Forster (c)                            1996     25,315         *
Chairman and Chief Executive Officer
DPL Inc., 54

John A. Haas (c)                                1996     23,627         *
Retired President and Chief Executive Officer
Ball Glass Container Corporation, 59

                                                     AMOUNT AND NATURE OF
                                                 BENEFICIAL OWNERSHIP AS OF
                                                       MAY 31, 1996 (A)
                                                       ----------------
                                                   SHARES OF COMMON STOCK
                                                   ----------------------
NAME, POSITION WITH THE COMPANY                 TERM     NUMBER      PERCENT
OR PRINCIPAL OCCUPATION, AND AGE               EXPIRES  OF SHARES    OF CLASS
- --------------------------------               -------  ---------    --------

                    Directors Whose Term of Office Continues

David R. Mueller (d)                            1997     656,337       1.2%
Chairman of the Board
Chief Executive Officer
Comair Holdings, Inc., 43

David A. Siebenburgen (e)                       1997     166,416        *
President
Chief Operating Officer
Comair Holdings, Inc., 48

Raymond A. Mueller (f)                          1997     167,477        *
Retired Chairman of the Board
Comair Holdings, Inc., 74

Robert H. Castellini (g)                        1998     368,607        *
Chairman and Chief Executive Officer
Castellini Company, 54

Christopher J. Murphy III (c)                   1998      27,745        *
President and Chief Executive Officer
1st Source Corporation
1st Source Bank, 50

Gerald L. Wolken (h)                            1998      15,695        *
Managing Partner
MLE Enterprises Inc., 60

                                                         AMOUNT AND NATURE OF
                                                     BENEFICIAL OWNERSHIP AS OF
                                                           MAY 31, 1996 (A)
                                                           ----------------
                                                       SHARES OF COMMON STOCK
                                                       ----------------------
NAME, AGE AND                                            NUMBER      PERCENT
POSITION WITH THE COMPANY                               OF SHARES    OF CLASS
- -------------------------                               ---------    --------

                    Executive Officers Who Are Not Directors

K. Michael Stuart, 44 (i)                                 74,701        *
Sr. Vice President
Aircraft Operations, COMAIR, Inc.

Charles E. Curran, 49 (j)                                 58,530        *
Sr. Vice President
Marketing, COMAIR, Inc.

Randy D. Rademacher, 39 (k)                               43,639        *
Sr. Vice President Finance
Chief Financial Officer
Comair Holdings, Inc.

   All directors and executive officers, including     1,632,889       2.8%
     nominees as a group (12 persons) (l)

*   Less than 1%

(a) Unless otherwise indicated, each named person has voting and investment power over the listed shares and such voting and investment power is exercised solely by the named person or shared with a spouse.

(b) Delta Air Lines, Inc., for which Mr. Worth serves as Executive Vice President, Customer Service is the owner of 9,365,625 shares that are not attributed to Mr. Worth.

(c)      Includes options of 20,252 shares exercisable within 60 days of May
         31, 1996.

(d) Includes options for 119,800 shares exercisable within 60 days of May 31, 1996, 69 shares held in a Company 401(k) program and 77,268 shares which he holds as custodian for his minor children.

(e) Includes options for 80,723 shares exercisable within 60 days of May 31, 1996, and 7,265 shares held in a Company 401(k) program.

(f) Does not include 656,337 shares held by David R. Mueller and his children or shares held by Raymond A. Mueller's other emancipated children and grandchildren as to which he disclaims beneficial ownership, but does include 51,132 shares owned by his wife and options for 20,252 shares exercisable within 60 days of May 31, 1996.

(g) Includes 159,188 shares owned by a partnership controlled by Mr. Castellini's wife in a fiduciary capacity, 16,875 shares which are a part of a corporate profit sharing plan of which Mr. Castellini is a participant, 1,254 shares which are held in IRA accounts for Mr. Castellini and his wife, 101,250 shares which are held in a trust for the benefit of his children, 19,875 shares gifted to a charitable foundation for which he has retained power to vote and dispose of the shares, plus options for 20,252 shares exercisable within 60 days of May 31, 1996.

(h)      Includes options of 15,189 shares exercisable within 60 days of May
         31, 1996.

(i) Includes options of 19,353 shares exercisable within 60 days of May 31, 1996 and 30,041 shares owned by Mr. Stuart's wife. Mr. Stuart has held his current position since 1986.

(j) Includes options of 18,762 shares exercisable within 60 days of May 31, 1996. Mr. Curran has held his current position since 1985.

(k) Includes options of 31,391 shares exercisable within 60 days of May 31, 1996, and 2,123 shares held in a Company 401(k) program. Mr. Rademacher was named Sr. Vice President Finance in 1993. He previously held the title of Vice President of Finance since 1989 and Chief Financial Officer since 1990.

(l) Includes options for 386,478 shares which are exercisable within 60 days of May 31, 1996.

- -------------

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than ten percent of the Company's Common Stock, to file with the Securities and Exchange Commission ("SEC") initial reports of ownership and reports of changes in ownership of Company Common Stock. Executive officers, directors and greater than ten-percent shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

         To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during fiscal 1996 all Section 16(a) filing requirements applicable to its executive officers, directors and greater than ten-percent shareholders were complied with.

BUSINESS EXPERIENCE

                             Nominees for Election.

         Maurice W. Worth was elected a director in 1993, pursuant to a Stock Purchase Agreement which gives Delta Air Lines, Inc. the right to designate a nominee for election to the Comair Holdings, Inc. Board of Directors. Mr. Worth has been employed by Delta Air Lines, Inc. in various positions since 1960 and currently holds the title of Executive Vice President - Customer Service.

         Peter H. Forster was elected as a director of the Company in 1988. Mr. Forster has been affiliated with the Dayton Power and Light Company, an electric and natural gas utility company headquartered in Dayton, Ohio, in various capacities since 1973. Mr. Forster has served as Chief Executive Officer of DPL Inc. since April 1984 and Chairman of the Board since April 1988. Mr. Forster is also a director of Banc One Corp. and Amcast Industrial Corp.

         John A. Haas was Group Vice President Ball Corporation, from 1993 through 1995. Previously he was President and Chief Executive officer, Ball Glass Container Corporation, since 1994 and President, Ball Metal Container and Specialty Products Group, a manufacturer of metal and glass packaging products, and Chairman of the Board, President and Chief Executive Officer since 1988 of Heekin Can, Inc., a Cincinnati, Ohio-based manufacturer, which was acquired by Ball Corporation. Mr. Haas has served as a director of the Company since 1990.

                   Directors Whose Term of Office Continues.

         David R. Mueller is a founder of the Company and has served as a director since its inception. He served as Chief Operating Officer from its inception until May 1986. Mr. Mueller was President from May 1981 until October 1990. He has served as Chief Executive Officer since September 1983. He was elected Chairman of the Board and has held that position since June 1990.

         David A. Siebenburgen served as Executive Vice President and Chief Operating Officer of the Company from May 1986 to October 1990. Mr. Siebenburgen was named President in October 1990 and has been a director of the Company since 1988.

         Raymond A. Mueller is a founder of the Company and served as Chairman of the Board until his retirement in June 1990. Mr. Mueller has served as a director since the Company's inception. He was President from its inception through May 1981 when he was named Chairman of the Board and Chief Executive Officer, and served as Chief Executive Officer until September 1983 and Chairman of the Board until June 1990.

         Robert H. Castellini, Chairman and Chief Executive Officer of Castellini Company, a Cincinnati, Ohio-based food distribution, food processing and transportation services company, has been with Castellini Company for more than five years. He is the Chairman of the Riverfront Development Company, which controls and is in the process of developing the Cincinnati riverfront. Mr. Castellini has served as a director of the Company since 1989. Mr. Castellini is also on the Board of Directors of PNC Bank, Ohio, N.A., and numerous privately-held Cincinnati corporations.

         Christopher J. Murphy III has been President, Chief Executive Officer and director of 1st Source Corporation and its subsidiary 1st Source Bank, a South Bend, Indiana-based financial institution, for more than five years. Mr. Murphy has served as a director of the Company since 1989. Mr. Murphy is also a director of Quality Dining, Inc. and Titan Holdings, Inc.

         Gerald L. Wolken has been Managing Partner of MLE Enterprises Inc., a management consulting firm located in Ft. Myers, Florida since 1990. Mr. Wolken has served as a director of the Company since 1989.

         Raymond A. Mueller and David R. Mueller are father and son. None of the other directors or executive officers are related. All the Company's executive officers devote substantially all their time to the Company.

INFORMATION CONCERNING THE BOARD OF DIRECTORS

     The Board of Directors met on six occasions and took no actions in writing in fiscal 1996. The Executive Committee, whose members are Messrs. Raymond Mueller (Chairman), Maurice Worth and David Mueller, is entitled through authorization by the Board of Directors and by Kentucky law to perform substantially all of the functions of the Board of Directors between meetings of the Board. It had no meetings in fiscal 1996 but took action thirty-eight times in writing.

         The Audit Committee recommends the employment of independent auditors, monitors relationships between the Company's personnel and the auditors, reviews the quality of internal controls, reviews the scope of the independent auditor's work and performs other functions assigned to it by the Board of Directors. The Audit Committee met three times in fiscal 1996. The members are Messrs. Christopher Murphy (Chairman), Gerald Wolken and Robert Castellini.

         The Compensation Committee administers the Company's Stock Option Plans and sets compensation levels for all executives. This Committee had three meetings and took action two times in writing in fiscal 1996. The members are Messrs. Peter Forster (Chairman), Robert Castellini and John Haas.

         The Finance Committee reviews the investment, dividend and overall capital structure policies of the Company. This Committee had two meetings and took action two times in writing in fiscal 1996. The members are Messrs. David Mueller (Chairman), David Siebenburgen and Christopher Murphy.

         The Board of Directors has elected not to appoint a Nominating
Committee.

COMPENSATION OF DIRECTORS

         Comair's outside directors receive $18,000 per year, as well as $1,500 per year for each committee of which they are a member. Committee Chairmen receive an additional $1,500 annually.

         In 1992 the Company established a stock option plan for non-employee directors with 248,063 shares of common stock reserved for issuance. Each year each non-employee director of the Company, at the close of business on the tenth business day following the end of Comair Holdings' Inc. fiscal year, receives an option to purchase 5,063 shares of common stock at a purchase price equal to the last sale price on that day. These options become exercisable six months after the date of grant and expire ten years after the date of grant.

         The Company has a lifetime Consulting Agreement with Raymond A. Mueller which became effective upon his retirement from the Company in June 1990. Mr. Mueller's consulting compensation is $150,000 per year. Mr. Mueller also received transportation services and insurance amounting to $28,000 for fiscal 1996.

                             EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         Compensation for the Company's executive officers in the preceding fiscal year was established by the Compensation Committee of the Board of Directors. The Company's executive compensation programs have been designed to link the level of compensation paid to senior executives with the current and long-term level of Company performance and each executive's contribution to that performance. These programs place a significant portion of the executive's cash compensation at risk. As a result of the Company's overall compensation philosophy, approximately 20% to 50% of an executive's total annual cash compensation opportunity depends on the achievement of corporate and individual performance goals. The amount of compensation at risk increases with the executive's responsibilities. These programs are composed of three basic elements, each designed to reward different aspects of each executive's performance.

         (a) Base Salary
         Base salary levels and salary increases are determined by an evaluation of the Company's performance and each individual's performance and contribution. Furthermore, the Committee considers the recommendations of periodic reviews by independent consultants and compensation which could be attained for comparable positions elsewhere.

         (b) Annual Performance-Based Incentives
         Annual incentive opportunities establish an effective link between current compensation and current performance to ensure that executives focus on objectives that help to increase shareholder value. Performance is defined in terms of financial, operating and management development goals for which each executive is responsible, in addition to overall Company financial goals.

         All performance goals, which include pre-tax profits, quality of passenger service measurements, various unit revenue and cost objectives and operating goals such as flight completion and on-time percentage, are set by the Committee. These goals are set each year based on an operating plan the Committee believes to be challenging in the then current operating environment. The actual results must meet certain thresholds before any annual incentive awards are paid. In making its awards for fiscal 1996, the Committee determined that the threshold levels had all been met and then awarded specific bonuses based on its analysis of the achievement of performance goals as established by the Committee.

         (c) Long-Term Incentives
         The Company's officers, directors (other than members of the Committee) and employees are entitled to participate in its 1990 Stock Option Plan. The Option Plan is intended to provide a long-term incentive for future performance that aligns the officers' and employees' interests with the shareholders. The Committee evaluates the duties of officers, directors and employees and their present and potential contributions to the Company and such other factors as it deems relevant in determining key persons to whom options will be granted and the number of shares covered by such grants. The number of shares granted to each participant in fiscal 1996 was determined by taking a percentage of salary set by the Committee and dividing that amount by the fair market value per share on the date of grant.

         Prior to fiscal 1996, the Chief Executive Officer and the Chief Operating Officer could earn additional cash bonuses based on certain financial results of the Company measured over a three-year period. Revenue, net income, earnings per share and return on equity were compared to previously determined targets set by the Committee. The bonus amount was calculated based on the achievement of these targets, subject to minimum thresholds, which must have been met before any amounts were paid. This cash compensation portion of the Company's long-term incentive program has been phased out, with the final award based on the three-year period ending in fiscal 1995.

         The Deferred Incentive Compensation Plan ("the Plan"), effective for fiscal 1995, is a non-qualified plan that is intended to provide supplemental income for certain key employees of the Company selected by the Committee. Under the Plan, the Committee can allocate as deferred compensation a percentage of pre-tax profits for certain key employees of the Company. Contributions for fiscal 1996 to the accounts of the persons listed in the Summary Compensation Table below are included in the column headed "All Other Compensation."

         The Chief Executive Officer's salary was increased from $366,000 in fiscal 1995 to $417,000 in fiscal 1996 based on the criteria discussed in (a) above. After the end of fiscal 1996, the Committee, based on the achievement of certain financial and operating goals as described in (b) above, approved an annual performance-based incentive award for Mr. Mueller of $280,224.

         The executive officers may participate in the Comair Savings and Investment Plan, a 401(k) Plan, which is available to all Comair employees on the same basis. Contributions for fiscal 1996 to the accounts of the persons listed in the Summary Compensation Table below are included in the column headed "All Other Compensation."

         "The Omnibus Budget Reconciliation Act of 1993" provides that compensation in excess of $1,000,000 per year paid to the chief executive officer of a public company as well as the other executive officers listed in the compensation table will no longer be deductible unless the compensation is "performance-based" and the material terms of the compensation and the performance base are approved by shareholders. This law was not applicable to fiscal 1996 compensation, as the compensation levels did not exceed the $1,000,000 level. The Committee may, in designing compensation packages in future years, take actions designed to preserve the deductibility of such compensation so long as such actions do not interfere with the provision of proper compensation and incentive based pay for the Company's Chief Executive and other executive officers.

                                     COMPENSATION COMMITTEE

                                     Peter H. Forster, Chairman
                                     Robert H. Castellini
                                     John A. Haas

         The following table compares total shareholder returns for the Company over the last five years to the Nasdaq Transportation and the Nasdaq Composite Indices, assuming a $100 investment made on March 31, 1991.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
            AMONG COMAIR HOLDINGS, INC., THE NASDAQ COMPOSITE INDEX
                        AND NASDAQ TRANSPORTATION INDEX

Measurement
Period                         Comair           *NASDAQ           *NASDAQ
(Fiscal Year                   Holdings         Composite         Transportation
Covered)                       Inc.             Index             Index
- ------------                   --------         ---------         --------------
Measurement
3/31/91                         $100             $100             $100
3/31/92                          149              127              132
3/31/93                          305              147              151
3/31/94                          263              158              170
3/31/95                          214              176              162
3/31/96                          653              239              197

* U.S. Domestic Only

                       COMPENSATION OF EXECUTIVE OFFICERS

                           SUMMARY COMPENSATION TABLE

The following table discloses compensation for services rendered by the Company's Chief Executive Officer and the four other executive officers during the three fiscal years ended March 31, 1996.

                                                                                 LONG TERM COMPENSATION
                                                                                 ----------------------
                                                        ANNUAL COMPENSATION       AWARDS       PAYOUTS
                                                        -------------------       ------       -------
                                                                                SECURITIES      LTIP         ALL OTHER
                                            FISCAL                              UNDERLYING     PAYOUTS      COMPENSATION
NAMES AND PRINCIPAL POSITION                 YEAR     SALARY ($)   BONUS ($)     OPTIONS         ($)            ($)
- ----------------------------                ------    ----------   ---------    ----------    --------      ------------
David R. Mueller.........................    1996      $417,000    $280,224       92,700         --         $502,398 (1)
 Chairman and Chief Executive Officer        1995      $366,000    $176,277       78,750      $ 62,322      $140,872
                                             1994      $342,000    $207,252       49,500      $ 80,657      $  2,407

David A. Siebenburgen....................    1996      $270,000    $145,152       40,725         --         $362,404 (2)
 President and Chief Operating Officer       1995      $252,000    $ 96,981       34,200      $ 21,455      $ 87,301
                                             1994      $235,000    $113,928       22,050      $ 27,711      $  2,639

K. Michael Stuart........................    1996      $175,000    $ 58,800       13,950         --         $162,258 (3)
 Sr. Vice President, Aircraft Operations     1995      $163,000    $ 38,892       11,475         --         $ 48,432
                                             1994      $155,000    $ 45,183        8,100         --         $  2,658

Charles E. Curran III....................    1996      $178,000    $ 59,808       14,175         --         $222,239 (4)
 Sr. Vice President, Marketing               1995      $167,000    $ 40,182       11,475         --         $ 49,360
                                             1994      $155,000    $ 45,376        8,100         --         $  2,805

Randy D. Rademacher......................    1996      $155,000    $ 52,080       12,150         --         $132,258 (5)
 Sr. Vice President Finance and              1995      $135,000    $ 30,619       31,950         --         $ 40,231
 Chief Financial Officer                     1994      $113,000    $ 33,900        5,850         --         $  2,101


(1) Comprised of $500,000 of contributions by the Company to its Deferred Incentive Compensation Plan and $2,398 of contributions by the Company to the Comair Savings and Investment Plan.

(2) Comprised of $360,000 of contributions by the Company to its Deferred Incentive Compensation Plan and $2,404 of contributions by the Company to the Comair Savings and Investment Plan.

(3) Comprised of $160,000 of contributions by the Company to its Deferred Incentive Compensation Plan and $2,258 of contributions by the Company to the Comair Savings and Investment Plan.

(4) Comprised of $220,000 of contributions by the Company to its Deferred Incentive Compensation Plan and $2,239 of contributions by the Company to the Comair Savings and Investment Plan.

(5) Comprised of $130,000 of contributions by the Company to its Deferred Incentive Compensation Plan and $2,258 of contributions by the Company to the Comair Savings and Investment Plan.

                     OPTION GRANTS IN THE 1996 FISCAL YEAR

The following table provides information on option grants in fiscal 1996 to the executive officers:

                                         INDIVIDUAL GRANTS
                      ----------------------------------------------------------
                        NUMBER OF
                       SECURITIES   PERCENT OF TOTAL                                  POTENTIAL REALIZED VALUE AT
                       UNDERLYING     OPTIONS GRANTED    EXERCISE                    ASSUMED ANNUAL RATES OF STOCK
                        OPTIONS      TO EMPLOYEES IN      PRICE      EXPIRATION   PRICE APPRECIATION FOR OPTION TERM
                       GRANTED (1)     FISCAL YEAR       ($/SHARE)       DATE              5%              10%
                       -----------  -----------------  ------------   ----------        -------          -----
David R. Mueller         92,700          39%              $7.667       04/14/05        $446,999       $1,132,887

David A. Siebenburgen    40,725          17%              $7.667       04/14/05        $196,376       $  497,700

K. Michael Stuart        13,950           6%              $7.667       04/14/05        $ 67,267       $  170,483

Charles E. Curran III    14,175           6%              $7.667       04/14/05        $ 68,352       $  173,232

Randy D. Rademacher      12,150           5%              $7.667       04/14/05        $ 58,587       $  148,485

(1) These options become exercisable at the rate of 25% of each option per year commencing one year after the date of grant.

           AGGREGATED OPTION EXERCISES IN FISCAL 1996 AND FISCAL 1996
                             YEAR-END OPTION VALUES

The following table provides information concerning exercises of stock options during fiscal 1996 by the executive officers. The table also shows the number and value of unexercised stock options at the end of fiscal 1996.

                                                      NUMBER OF SECURITIES UNDERLYING               VALUE OF
                          SHARES                           UNEXERCISED OPTIONS             UNEXERCISED IN-THE-MONEY
                        ACQUIRED ON         VALUE       AT FISCAL 1996 YEAR-END (#)        OPTIONS AT FISCAL YEAR-END
    NAME                EXERCISE(#)   REALIZED($) (1)  EXERCISABLE    UNEXERCISABLE    EXERCISABLE(2)   UNEXERCISABLE(2)
    ----                -----------   ---------------  -----------    -------------    --------------   ----------------
David R. Mueller          68,162         $  756,938       47,476          194,611           $589,580        $2,866,266
David A. Siebenburgen    141,296         $1,949,772       47,598           86,741           $760,888        $1,282,732
K. Michael Stuart         75,927         $1,049,430       10,971           26,762           $158,388        $  382,509
Charles E. Curran III     66,986         $  885,300        7,156           30,235           $ 86,994        $  446,947
Randy D. Rademacher       18,630         $  274,739       22,364           46,944           $391,293        $  677,782

(1) The dollar values shown are calculated by determining the difference between the fair market value of the Company's Common Stock at the exercise date and the exercise price of the options.

(2) The dollar values shown are calculated by determining the difference between the fair market value of the Company's Common Stock at fiscal year-end and the exercise price of the options. At the close of trading on March 31, 1996, the price per share of the Company's Common Stock was $23.17.

         The Company has an Employment Agreement with David R. Mueller. The base compensation under the Agreement is currently $450,000 and may be increased at the discretion of the Compensation Committee of the Board of Directors.

         The Company also has an Employment Agreement with David A. Siebenburgen. The base compensation under the Agreement is currently $290,000 and may be increased at the discretion of the Compensation Committee of the Board of Directors.

         The Employment Agreements for Messrs. David Mueller and David Siebenburgen are each for a term of three years, with the term automatically extending each year unless one of the parties to the Agreement gives notice not to extend the term. The Agreements also provide that if an Agreement is terminated by the Company or a change in control of the Company occurs, the Company is required to make a lump-sum payment equal to two years compensation for Mr. Siebenburgen and three years compensation for Mr. Mueller. The Agreements also provide that if Messrs. Mueller or Siebenburgen are terminated following a change in control of the Company, the covenant not to compete applicable to the terminated employee shall be null and void.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         Delta Air Lines, Inc. owns approximately 21% of the Company's common stock. COMAIR is a designated "Delta Connection" carrier, operating all flights under the DL code. Under a marketing agreement, COMAIR is able to offer passengers joint fares, coordinated schedules for timely connections and Delta frequent flyer mileage. In return for set fees, Delta Air Lines, Inc. also handles the Company's reservations and flights at some airport locations. Costs of these various services in fiscal 1996 were approximately $20,790,000. Accounts payable in the Company's March 31, 1996 financial statements included approximately $7,056,000 due Delta Air Lines, Inc. for these services.

         Trade receivables in the Company's March 31, 1996 financial statements include amounts due from Delta Air Lines, Inc. for transportation of passengers and cargo of approximately $9,002,000. Approximately 45% of COMAIR's passengers in fiscal 1996 connected with Delta Air Lines, Inc.

         Maurice Worth, a director of Comair Holdings, Inc., is employed by Delta Air Lines, Inc. and currently holds the title of Executive Vice President
- - Customer Service.

                     PRINCIPAL HOLDERS OF VOTING SECURITIES

     The following table sets forth the names of all persons who are known by the Company to be the beneficial owners (as defined in the rules of the Securities and Exchange Commission) of more than 5% of the shares of Common Stock of the Company:

NAME AND ADDRESS OF                                 NUMBER OF           PERCENT
BENEFICIAL OWNER                                     SHARES             OF CLASS
- ------------------                                  ---------           --------
Delta Air Lines, Inc.                               9,365,625(1)          21.1%
1030 Delta Blvd
Hartsfield Atlanta
International Airport
Atlanta, Georgia 30320

Nicholas Applegate                                  5,073,640(2)          11.4%
600 West Broadway, 29th Floor
San Diego, CA 92101

FMR Corp.                                           3,249,658(3)           7.3%
82 Devonshire Street
Boston, MA 02109

(1) Based on Form 5 report filed with the Securities and Exchange Commission in April 1996 and adjusted for the May 17, 1996, 3-for-2 stock split.

(2) Based on a 13G report filed with the SEC in January 1996 and adjusted for the May 17, 1996, 3-for-2 stock split.

(3) Based on a 13G report filed with the SEC in April 1996 and adjusted for the May 17, 1996, 3-for-2 stock split.

                          RATIFICATION OF ACCOUNTANTS

         Arthur Andersen LLP has served as the Company's independent public accountants since shortly before its 1981 initial public offering. The Board has reaffirmed that selection for fiscal year 1997. Although not required by law, the Board is seeking shareholder ratification of its selection. An affirmative vote of a majority of shares represented at the meeting is required for ratification. If ratification is not obtained, the Board intends to continue the employment of Arthur Andersen LLP at least through fiscal 1997. Representatives of Arthur Andersen LLP are expected to be present at the meeting and have the opportunity to comment and respond to appropriate questions.

                             SHAREHOLDER PROPOSALS

         Shareholders desiring to have proposals included in the Proxy Statement for the 1997 Shareholders' Meeting must submit their proposals to Comair Holdings, Inc. at its offices on or before March 1, 1997.

                                 OTHER MATTERS

         Any other matters considered at the meeting including adjournment will require the affirmative vote of the majority of shares voted.

                             COMAIR HOLDINGS, INC.

                            Proxy For Annual Meeting

         The undersigned hereby appoints RAYMOND A. MUELLER and DAVID R. MUELLER, or either of them, proxies of the undersigned each with the power of substitution, to vote cumulatively or otherwise all shares of Common Stock which the undersigned would be entitled to vote at the Annual Meeting of Shareholders of Comair Holdings, Inc. to be held August 6, 1996, at 10:00 a.m. (Eastern Daylight Time) at the Radisson Inn, Cincinnati/Northern Kentucky International Airport, Hebron, Kentucky and at any adjournment of such Meeting as specified on the reverse side on the matters described in the Company's Proxy Statement and in their discretion with respect to such other business as may properly come before the Meeting or any adjournment thereof.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE FOLLOWING
PROPOSALS:

1.       To elect the following three persons as Class B directors:
         Maurice W. Worth, Peter H. Forster, John A. Haas.

         For all            WITHHOLD          To withhold authority to vote
         nominees           AUTHORITY         for any individual nominee,
         listed to the      to vote for       write that nominee's name in the
         right (except      all nominees      space below:
         as marked to       listed to
         the contrary)      the right


              o                 o             --------------------------------


2. To ratify the selection of Arthur Andersen LLP as independent certified public accountants for fiscal 1997.

              FOR               AGAINST               ABSTAIN

               o                   o                     o

Authority to transact such other business as may properly come before the meeting or any adjournment thereof.

         THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE LISTED NOMINEES AND FOR PROPOSAL 2.

                                        ................................... 1996
                                        ........................................
                                        ........................................

                                        Important:  Please sign exactly as name
                                        appears hereon indicating, where proper, official position or representative capacity. In the case of joint holders, all should sign.

           THE PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS